Exhibit 99.1

FOR IMMEDIATE RELEASE

Joseph Mulpas Joins DPL as Vice President, Controller &

Chief Accounting Officer

DAYTON, Ohio, May 18, 2009 — DPL (NYSE: DPL) announced today that Joseph W. Mulpas has joined the company as vice president, controller and chief accounting officer.  In this role, he will be responsible for all of DPL’s accounting functions.

Mulpas has an extensive background in the energy industry with experience in both the regulated and unregulated segments of the business.  Prior to joining DPL, he was a partner with Deloitte & Touche LLP in its Energy Utility Practice.

“With more than 15 years of accounting experience, much of it serving complex energy companies, Joe brings strong leadership and functional expertise to the table,” said Fred Boyle, DPL senior vice president, chief financial officer and treasurer.

Mulpas is a graduate of The University of Akron with a Bachelor of Science in Accounting and is a Certified Public Accountant.

About DPL

DPL Inc. (NYSE:DPL) is a regional energy company.  DPL was named one of Forbes’ “100 Most Trustworthy Companies” in 2009.

DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 514,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,700 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dpandl.com.

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